Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of TIAA-CREF Funds of our reports dated May 28, 2024, relating to the financial statements and financial highlights, which appears in Nuveen Bond Index Fund, Nuveen Core Bond Fund, Nuveen Core Impact Bond Fund, Nuveen Core Plus Bond Fund, Nuveen 5-15 Year Laddered Tax Exempt Bond Fund, Nuveen Green Bond Fund, Nuveen High Yield Fund, Nuveen Inflation Linked Bond Fund, Nuveen Short Duration Impact Bond Fund, Nuveen Short Term Bond Fund, Nuveen Short Term Bond Index Fund, Nuveen Money Market Fund and Nuveen Real Estate Securities Select Fund’s Annual Report on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm," "Experts” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

July 24, 2024